Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan, Employee Stock Purchase Plan, and 2014 Stock Plan of Zymergen Inc. of our report dated March 8, 2021 (except for paragraph 2 of Note 2 and paragraph 4 of Note 17, as to which the date is April 14, 2021), with respect to the consolidated financial statements of Zymergen Inc. included in its Registration Statement (Form S-1 No. 333-254612), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
April 22, 2021